As filed with the Securities and Exchange Commission on March 25, 2015
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

REGENCY CENTERS CORPORATION
(Exact name of registrant as specified in its charter)

________________________________

Florida                        59-3191743
(State or other jurisdiction of incorporation)              (I.R.S. Employer Identification No.)
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One Independent Drive, Suite 114
Jacksonville, Florida 32202
(904) 598-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
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Michael J. Mas
Senior Vice President
One Independent Drive, Suite 114
Jacksonville, Florida 32202
(904) 598-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)
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Copy to:

Michael B. Kirwan
Foley & Lardner LLP
One Independent Drive, Suite 1300
Jacksonville, Florida 32202

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large Accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amounts to be Registered (1)	Proposed Maximum Aggregate Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value	175,000	$69.73	$12,202,750.00	$1,418.00

(1)
The amount of common stock registered hereunder shall be deemed to include any additional shares issuable as a result of any stock split, stock dividend or other change in the capitalization of the Registrant.

(2)	Calculated pursuant to Rule 457(c) of the Securities Act of 1933, based on the average high and low prices reported on the New York Stock Exchange on March 23, 2015.

Dividend Reinvestment and Stock Purchase Plan
of Common Stock

Regency Centers Corporation is pleased to offer the opportunity to participate in the Regency Centers Corporation Dividend Reinvestment and Stock Purchase Plan described in this prospectus (the “Plan”). The Plan provides a convenient and economical way for existing shareholders and new investors to purchase shares of our common stock, $0.01 par value (our “Common Stock”), and to reinvest cash dividends in additional shares of our Common Stock.
As described in more detail in this prospectus, the Plan offers several benefits to its participants (“participants”, “you”, or “your”), including:

•
Limited Costs to Buy or Sell Shares. The Plan allows you to purchase shares of our Common Stock in a convenient manner without incurring transaction/processing fees; however, you will be required to pay nominal brokerage/administrative fees for sales of shares under the Plan.

•	Invest as Little as $250. You can build your investment over time, starting with as little as $250 and as little as $50 for each additional investment. Investments may not exceed $10,000 per quarter.

•
Convenient Reinvestment of Dividends. Holders of our Common Stock can increase their holdings in Regency by reinvesting all or some of the cash dividends paid on their Common Stock in additional shares of Common Stock without incurring transaction/processing fees.

•	Convenient Payment Options. You can invest through automatic withdrawals from your bank account.

•	Cost Free Maintenance and Recordkeeping. Participants receive cost-free maintenance of shares in book-entry form and detailed recordkeeping and reporting under the Plan.

You do not have to be a current shareholder of Regency to participate in the Plan. You can purchase your first shares of Common Stock by making an initial investment of not less than $250 and not more than $10,000.
The Plan is administered by the Company’s transfer agent, Wells Fargo Shareowner Services, a division of Wells Fargo Bank N.A. (“Wells Fargo”), at the expense of Regency.
Our Common Stock is traded on the New York Stock Exchange (“NYSE”) under the ticker symbol “REG.” On March 23, 2015, the last reported sale price of our Common Stock was $69.61. Shares of Common Stock offered under the Plan to persons or entities who are not current shareholders of Regency are offered through a registered broker/dealer.
Please read this prospectus carefully and keep it for future reference. If you have any questions about the Plan, please contact the Plan Administrator for Regency (the “Plan Administrator”) through the methods described under the heading “Description of the Plan-Who Administers the Plan for Participants.”
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Investing in our Common Stock involves risks. See “Risk Factors” in this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of our Common Stock or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
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The date of this prospectus is March 25, 2015.

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You should rely only on the information contained or incorporated by reference in this prospectus filed by us with the Securities and Exchange Commission (“SEC”). We have not authorized any other person to provide you with different information with respect to this offering of Common Stock. You should only assume that the information in this prospectus is accurate as of the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date. This document may only be used where it is legal to sell Common Stock. We are not making an offer of Common Stock in any state where the offer is not permitted.

ABOUT THIS PROSPECTUS
In this prospectus, we provide you with specific information about the Common Stock we are selling as part of the Plan and about the Plan itself. This prospectus does not contain all of the information set forth in the registration statement, portions of which we have omitted as permitted by the rules and regulations of the SEC. Statements contained or incorporated by reference in this prospectus as to the contents of any contract or other documents are not necessarily complete. If the SEC’s rules and regulations require that a contract or document be filed as an exhibit to the registration statement, we refer you to the copy of the contract or document filed as an exhibit for a complete description.
You should rely only on the information contained in this prospectus or incorporated by reference. We have not authorized anyone to provide you with different information or to make any representation not contained in this prospectus. If you receive any other information or representations, you should not rely on it. This prospectus does not constitute an offer by the Company to sell these securities, or a solicitation of an offer to buy these securities, in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the respective dates that are specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those respective dates. The delivery of this prospectus at any time does not imply that the information herein is correct as of any time subsequent to its date.
The information found on, or otherwise accessible through any website referenced in this prospectus is not incorporated into, and does not form a part of, this prospectus.
Unless otherwise indicated or the context otherwise requires, references in this prospectus to “Regency,” “the Company”, “we,” “us,” and “our” refer to Regency Centers Corporation and its direct and indirect subsidiaries and references to “Common Stock” or “shares” refer to our common stock, $0.01 par value.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1‑800‑SEC-0330. Also, the SEC maintains a Web site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file electronically with the SEC at www.sec.gov.
Our filings are also available on our Web site at www.regencycenters.com, as soon as administratively possible after we submit such material to the SEC. Please note, however, that we have not incorporated any other information by reference from our website, other than the documents listed below under the heading “Incorporation by Reference.”

INCORPORATION BY REFERENCE
We “incorporate by reference” into this prospectus certain information we file with the SEC, which means that we are disclosing important information to you by referring you to another document. Any information incorporated by reference is an important part of this prospectus. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. We incorporate by reference into this prospectus the documents listed below, which we have filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus and before the termination of this offering;

•	Combined annual report of Regency Centers Corporation and Regency Centers, L.P. on Form 10-K for the year ended December 31, 2014;

•	Our current reports on Form 8-K filed on January 16, 2015; and

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The description of common stock contained in our registration statement on Form 8-A filed with the SEC on August 30, 1993, and declared effective on October 29, 1993, including portions of our registration statement on Form S-11 (Registration No. 33-67258) incorporated by reference therein.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:
Regency Centers Corporation
Attn: Lisa Blaylock
One Independent Drive, Suite 114
Jacksonville, Florida 32202
(904) 598-7727

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents we have incorporated by reference into this prospectus may contain statements about future events, expectations or our future financial performance. These forward-looking statements are identifiable by our use of such words as “anticipate,” “believe,” “expect,” “intend,” “may,” “project,” “will” or other similar words or expressions.
Without limiting the foregoing, any statements relating to our:

•	earnings estimates and outlooks;

•	anticipated capital expenditures;

•	future cash flows and borrowings;

•	potential future merger opportunities and/or asset sales or monetizations; and

•	sources of funding

are forward-looking statements. These forward-looking statements are based on numerous assumptions that we believe are reasonable, but they are open to a wide range of uncertainties and business risks and actual results may differ materially from those discussed in these statements. When considering forward-looking statements, you should keep in mind the cautionary statements describing these uncertainties and business risks in this prospectus and the documents incorporated by reference, including those set forth under “Risk Factors” in our filings with the SEC.

OUR COMPANY
Regency Centers Corporation is a qualified real estate investment trust or “REIT”. We earn revenues and generate cash flow by leasing space in our shopping centers to grocery stores, major retail anchors, restaurants, side-shop retailers, and service providers, as well as ground leasing or selling building pads (“out-parcels”) to these same types of tenants. We experience growth in revenues by increasing occupancy and rental rates in our existing shopping centers and by acquiring and developing new shopping centers. We invest in retail shopping centers through Regency Centers, L.P., the operating partnership in which we are the sole general partner and currently own approximately 99% of the outstanding common partnership units. All of our operating, investing and financing activities, including the issuance of common or preferred partnership units, are generally executed by our operating partnership, its wholly-owned subsidiaries and its investments in co-investment partnerships with third-party investors.
A more complete description of the business of the Company and its recent activities can be found in documents listed under “Incorporation by Reference.”
The principal executive offices of Regency are located at One Independent Drive, Suite 114, Jacksonville, Florida 32202 and our telephone number is (904) 598-7000.

RISK FACTORS
Investing in our Common Stock involves risks. Before making an investment decision, you should read and carefully consider the risk factors described in our annual, quarterly and current reports filed with the SEC, which are incorporated by reference into this prospectus, as well as other information we include or incorporate by reference in this prospectus. These risks could materially and adversely affect our business, results of operations and financial condition and could result in a partial or complete loss of your investment. Additional risks and uncertainties not currently known to us, or that we currently deem to be immaterial, also may affect our business, financial condition and/or future operating results.
Risks Relating to Participation in the Plan
You will not know the price of the shares of Common Stock you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested.
The price of shares of our Common Stock may fluctuate between the time you decide to purchase shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision, but you may not be able to change or cancel your purchase authorization. You may purchase shares at a purchase price that is more or less than the price that you would pay if you acquired shares on the open market on the related dividend payment date or the date or dates on which the Plan Administrator purchases shares of our Common Stock for the Plan. In addition, you may not know the actual number of shares of Common Stock that you have purchased until after the applicable purchase date.
You may not be able to direct the specific time or price at which your shares are sold under the Plan.
If you instruct the Plan Administrator to sell shares of Common Stock under the Plan, you will not be able to direct the time and price at which such shares are sold. The price of our Common Stock may decline between the time you decide to sell your shares and the time of actual sale. You may sell shares of our Common Stock under the Plan at a sales price that is more or less than the price that you would receive if you sold the shares on the open market on the date or dates on which the Plan Administrator sells the shares under the Plan. In addition, you cannot pledge shares of Common Stock deposited in your Plan account until the shares are withdrawn from the Plan.
We have not established a minimum dividend payment level for our Common Stock, and there are no assurances of our ability to pay dividends on our Common Stock in the future.
We have not established a minimum dividend payment level for our Common Stock. Further, our ability to pay dividends may be affected by the risk factors described in our most recent Annual Report on Form 10‑K and other documents incorporated by reference herein. The declaration of future dividends on our Common Stock is subject to the discretion of our Board of Directors and depends on various factors, including our earnings, financial condition, cash requirements, future prospects, and other factors that our Board of Directors deems relevant to its analysis and decision making. There are no assurances of our ability to pay dividends on our Common Stock in the future.

There is no price protection for your shares of Common Stock held in the Plan.
Your investment in shares of Common Stock held in the Plan will be exposed to changes in market conditions and changes in the market value of such shares. Your ability to liquidate or otherwise dispose of shares of Common Stock held in the Plan is subject to the terms of the Plan and the withdrawal procedures thereunder. You may not be able to withdraw or sell your shares of Common Stock held in the Plan in time to react to market conditions. The Plan accounts are not insured or protected by any entity and are not guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Accordingly, your investment may lose value.
You will not receive interest on funds submitted to the Plan Administrator.
No interest will be paid by us or the Plan Administrator on the amounts of any dividends paid on our Common Stock held by the Plan Administrator pending reinvestment or investment. In addition, optional cash payments of less than applicable minimum amounts and that portion of any optional cash payment which exceeds the maximum transaction purchase limit of $10,000 are subject to return to you without interest.

DESCRIPTION OF THE PLAN
The following questions and answers explain the provisions of the Plan.
Purpose

1.	What is the purpose of the Plan?

The purpose of the Plan is to promote long-term ownership in Regency by providing a simple, economical, and convenient way for eligible investors to make initial and continuing investments in our Common Stock without payment of a brokerage fee or other service charge for purchases. The Plan also provides participants with a convenient way to transfer and sell Common Stock.
Features

2.	What are some of the features of the Plan?

•
Initial Investment/Enrollment. If you are not currently a shareholder, you can make an initial investment in our Common Stock, starting with as little as $250. Regency will pay any transaction fee and brokerage commission in connection with the purchase of shares through the Plan. You will, in all events, be responsible for brokerage fees or commissions payable on the sale of shares of our Common Stock by the Plan Administrator under the Plan pursuant to your instructions.

•	Optional Cash Investments. Participants in the Plan may invest up to $10,000 per calendar quarter (minimum optional cash investment $50) through optional cash payments for shares of Common Stock.

•
Automatic Reinvestment of Dividends. You can also increase your holdings of Common Stock through automatic reinvestment of all or some of your cash dividends. You can elect to reinvest all or a percentage of your dividends in Common Stock. The Plan participants may have cash dividends that are not reinvested deposited directly into a designated account with a U.S. or Canadian financial institution.

•	Automated Transactions. You can execute many of your Plan transactions online or by phone if you have established automated privileges.

•
Minimum Share Balance Requirement. Participants must maintain a balance of at least one share to keep their Plan account open. The Plan Administrator reserves the right to sell, without prior notification, all partial shares in an account in which the share balance fails to meet the one-share minimum requirement after 12 months of participation in the Plan.

Administration

3.	Who administers the Plan for participants?

Wells Fargo Shareowner Services, a division of Well Fargo Bank N.A. (the “Plan Administrator”), administers the Plan as agent for the participating shareholders, keeps records, sends statements of account to participants and performs other duties relating to the Plan. Common Stock purchased under the Plan will be registered in the name of Wells Fargo Shareowner Services, as Plan Administrator, or Wells Fargo Shareowner Services’ nominee as agent for participants in the Plan. Wells Fargo Shareowner Services is the transfer agent and registrar for the Common Stock.
Any correspondence regarding the Plan should be directed to the Plan Administrator through one of the below methods:
Internet
shareowneronline.com
Available 24 hours a day, 7 days a week for access to account information and answers to many common questions and general inquiries.

To enroll in the Plan:
If you are an existing registered shareholder:
1.    Go to shareowneronline.com
2.    Select Sign Up Now!
3.    Enter your Authentication ID* and Account Number
*    If you do not have your Authentication ID, select I do not have my Authentication ID. For security, this number is required for first time sign on.
If you are a new investor:
1.    Go to shareowneronline.com
2.    Under Invest in a Plan, select Direct Purchase Plan
3.    Select Regency Centers Corporation
4.    Under New Investors, select Invest Now
5.    Follow instructions on the Buy Shares form
Email
Go to shareowneronline.com and select Contact Us.
Telephone
1-800-468-9716 Toll-Free
651-450-4064 outside the United States
Shareholder Relations Specialists are available Monday through Friday, from 7:00 a.m. to 7:00 p.m. Central Time.
You may also access your account information 24 hours a day, 7 days a week using our automated voice response system.
Written correspondence:
Wells Fargo Shareowner Services
P.O. Box 64856
St. Paul, MN 55164-0856
Certified and overnight delivery:
Wells Fargo Shareowner Services
1110 Centre Pointe Curve, Suite 101
Mendota Heights, MN 55120-4100

Participation

4.	Who is eligible to participate?

Any person or entity is eligible to participate in the Plan, whether or not they currently own Common Stock. If you live outside the United States, you should make sure that participation would not violate any laws or regulations in the country in which you reside.
However, we reserve the right to deny, modify, suspend or terminate participation by any person or entity in our sole discretion.

5.	Can beneficial owners who are not record shareholders participate?

Some beneficial owners have their shares held of record by a bank, broker, or other nominee. Certain nominees may permit the beneficial owners to reinvest their dividends in shares of Common Stock under the Plan. Participation in the Plan through brokers may be on terms and conditions which differ from those set forth in this prospectus, in which case the terms and conditions set by each such broker shall govern Regency shall not be responsible for the terms of any such participation, including the tax consequences thereof. The term “participant” as used in this prospectus refers to shareholders of record participating directly in the Plan.

6.	How do I participate?

Current shareholders holding in their own name. If you currently own shares of our Common Stock and the shares are registered in your name, you may join the Plan by going online or by phone, or by signing an Account Authorization Form and returning it to the Plan Administrator. The Account Authorization Form may be obtained online at shareowneronline.com, by submitting a written request to the Plan Administrator or by calling the Plan Administrator.
Current shareholders holding through a bank, broker, or other nominee. If you currently own shares of our Common Stock and the shares are registered in the name of a bank, broker or other nominee, arrange for the bank, broker or other nominee to register in your name the number of shares of our Common Stock that you want to include in the Plan. You can then enroll as a shareholder of record, as described above. Once the Plan Administrator receives your transferred shares of Common Stock from your brokerage account, you will receive an account statement. Alternatively, if you do not want to re-register your shares of Common Stock, you can enroll in the Plan in the same manner as someone who is not currently a Regency shareholder. This will create a registered account in addition to your brokerage/bank account. In addition, certain nominees may permit beneficial owners to reinvest their dividends in shares of Common Stock under the Plan while the shares are held in the name of the nominee.
New investors who are not current shareholders. If you do not currently own shares of our Common Stock, you may join the Plan by going online or by signing an Account Authorization Form and returning it to the Plan Administrator. The Account Authorization Form may be obtained online at shareowneronline.com, by submitting a written request to the Plan Administrator or by calling the Plan Administrator.

7.	When may a shareholder or new investor join the Plan?

Current shareholders or new investors may join the Plan at any time. If the Account Authorization Form is received by the Plan Administrator on or before a given dividend record date, that dividend will be used to purchase new shares of Common Stock for the shareholder. If the Account Authorization Form is received by the Plan Administrator after a given dividend record date, that dividend will be paid in cash and the reinvestment of the shareholder’s dividends will commence with the following dividend. Any optional cash payments sent by the shareholder, however, will be invested as set forth as detailed further in this plan.

8.	What are my investment options under the Plan?

The Account Authorization Form provides options for shareholders to participate in the Plan. As a participant in the Plan, you may elect to reinvest all or part of the dividends from your Common Stock for the purchase of additional shares. You must select one of the dividend options on the Account Authorization Form. If you complete and return an Account Authorization Form without selecting a dividend option, your dividends will automatically be fully reinvested to purchase additional shares. Reinvestment or payment of your dividends will be subject to any applicable U.S. withholding taxes.
Full Dividend Reinvestment - All cash dividends payable on shares of our Common Stock held in the Plan, along with any shares held through book-entry Direct Registration Shares (DRS), will be used to purchase additional shares. Under this option, a participant will not receive any cash dividend declared on our Common Stock; instead, all dividends will be reinvested. Whole and fractional shares will be allocated to the participant’s Plan account.
Partial Dividend Reinvestment - A participant may elect to reinvest a portion of the dividend and receive the remainder in cash. The percentage elected will be applied against the total shares held in the Plan, along with any shares held through DRS. A participant may elect percentages from 10%-90%, in increments of 10%. The cash portion of dividends will be sent by check unless the participant has elected to have those dividends deposited directly to a designated bank account.
An example of partial reinvestment by percentage: A participant has a total of 150 shares; 120 shares are held in the Plan and 30 shares held through DRS. The participant chooses to have 50% of the total dividend reinvested. This will equate to 75 shares having dividends reinvested and 75 shares having dividends paid in cash.
Optional Cash Investments Only (No Dividend Reinvestment) - You can elect optional cash investments only. None of the dividends on shares registered in your name or in your Plan account will be reinvested, but will instead be paid in cash to you.
You may also send in optional cash with any of the above options.
To authorize automatic bank deposit of cash dividends, complete a Direct Deposit of Dividends Authorization Form. You may change your reinvestment option at any time online, by phone or by sending written notice to Wells Fargo Shareowner Services. Notices received on or before a dividend record date will be effective for that dividend. Notices received after a dividend record date will not be effective until after that dividend has been paid.

9.	How are dividend amounts determined?

The declaration of future dividends on our Common Stock is subject to the discretion of our Board of Directors and depends on various factors, including our net earnings, financial condition, cash requirements, future prospects, and other factors that our Board of Directors deems relevant to its analysis and decision making.

10.	If I join the Plan, must I own a minimum number of shares?

Yes. Participants must maintain a balance of at least one share to keep their Plan account open. The Plan Administrator reserves the right to sell, without prior notification, all partial shares in an account in which the share balance fails to meet the one-share minimum requirement after the applicable period of participation in the Plan.

11.	What are the costs to persons who participate in the Plan?

There are no expenses charged to participants in connection with purchases of shares under the Plan. All costs of administering the Plan and any brokerage fees or other service charges incurred as a result of open market purchases of shares will be paid by Regency; however, you will be required to pay brokerage fees or commissions for sales of shares by the Plan Administrator under the Plan pursuant to your instructions.
Purchases

12.	What is the source of shares purchased under the Plan?

Shares purchased under the Plan will, at our option, be (i) purchased directly from us from our authorized but unissued shares, (ii) purchased in the open market or in privately negotiated transactions or (iii) a combination of the foregoing. The Plan Administrator has full discretion as to all matters relating to open market purchases, including determination of the broker or brokers to be used, the number of shares, if any, to be purchased on any day or at any time of day, the price paid for such shares, the markets on which shares are purchased (including on any securities exchange, in the over-the-counter market or in negotiated transactions) and the persons (including brokers and dealers)

from or through whom such purchases are made. The Plan Administrator may grant a broker discretion as to any or all of the matters described above.

13.
How will Regency determine whether shares purchased under the Plan will be purchased directly from Regency, from authorized but unissued shares or purchased in the open market or privately negotiated transactions?

Whether or not we provide authorized but unissued shares for purchase is at our sole discretion. We anticipate that any such decision will be based upon certain factors, including, but not limited to, prevailing market conditions, the level of participation in the Plan, our current and projected capital needs, and available sources of capital.

14.	What is the purchase price of shares purchased under the Plan?

Shares purchased from Regency. The price per share of shares purchased directly from Regency will be the closing price of the common stock on the relevant payment date as reported on the composite exchange report of the New York Stock Exchange Consolidated Tape Transactions. If no trading in the common stock occurs on the payment date, the purchase price will be determined as of the last trading date preceding such payment date.
Shares purchased in the open market. The price of shares purchased in the open market or in negotiated transactions will be the weighted average price at which the shares are actually purchased for Plan accounts. The Plan Administrator may, in its discretion, commingle participants’ funds for the purpose of purchasing shares.
Because the prices at which shares are purchased under the Plan are determined as of specified dates or as of dates otherwise beyond the control of participants, participants may lose any advantage otherwise available from being able to select the timing of their investment. Participants’ accounts will be credited with the number of full and fractional shares, computed to three decimal places.

15.	When will shares be purchased under the Plan?

Optional cash investments. Any initial, one-time or recurring optional cash investment generally will be invested within 5 business days from receipt of the applicable payment, and no later than 35 trading days, except where postponement is necessary to comply with Regulation M under the Securities Exchange Act of 1934 or other applicable provisions of securities law.In making purchases for the participant’s account, the Plan Administrator may commingle the participant’s funds with those of other participants of the Plan. Purchases may be subject to certain fees and conditions. The Plan Administrator schedules purchases of shares for optional cash investments (a) at least once a week or (b) in any week in which a cash dividend is paid, the dividend payment date or, if the dividend payment date is not a business day, the business day next following the dividend payment date. Participants may obtain the date of the next scheduled investment date by contacting the Plan Administrator by telephone or online.
Dividend reinvestment. Cash dividends will be reinvested on the applicable dividend payment date or, if the dividend payment date is not a business day, the business day next following the dividend payment date. The Plan Administrator will invest Regency dividend funds as soon as administratively possible and no later than 30 trading days, following the dividend payable date.If a participant’s Account Authorization Form is received by the Plan Administrator on or before the record date for a particular dividend, dividend reinvestment will begin with respect to dividends paid on the next dividend payment date. If the Account Authorization Form is received by the Plan Administrator after the record date, dividend reinvestment will not begin until the dividend payment date following the next record date.

16.	How many shares will be purchased for you?

The number of shares to be purchased depends on the amounts of your dividend or optional cash payments and the price of the shares determined. Your account will be credited with the number of shares, including fractions computed to three decimal places, equal to the amount of your cash dividend and the amount of your optional cash payment divided by the purchase price per share.

17.	How are initial purchases made?

A participant making his or her initial purchase of Common Stock through the Plan should submit a check in an amount not less than $250 or more than $10,000 plus the initial enrollment fee, together with an Account Authorization Form, to the Plan Administrator. The Plan Administrator requires that checks be in U.S. dollars drawn from a U.S. or Canadian financial institution. Participants will be charged a return fee on any returned checks. Alternatively, a new participant may arrange to have the purchase price deducted from a designated account in a United States or Canadian financial institution in U.S. Dollars. Investors may not invest more than $10,000 per calendar quarter. The Plan Administrator will return any excess tendered amount to the investor. Purchases will be made on behalf of a new participant in the Plan within 5 business days following the Plan Administrator’s receipt of the payment and Account Authorization Form from the participant. No interest is paid on initial purchase payments pending investment. The Plan Administrator will return an initial purchase payment to an investor upon telephone or written request received at least three business days prior to the investment date.
Optional Cash Payments

18.	How are optional cash payments made?

By New Participants.Current shareholders who elect to participate by making optional cash payments in addition to reinvesting cash dividends on shares of Common Stock registered in their names may make their initial optional cash payment by sending a check to the Plan Administrator either with the completed Account Authorization Form or at any subsequent time with a completed tear-off portion of the statement of account sent to participants after each dividend reinvestment or optional cash payment for the participant’s account.
Investors initially enrolling in the Plan must make their initial optional cash payment at the time the completed Account Authorization Form is sent to the Plan Administrator by enclosing a check payable to Shareowner Services with such form. Checks must be payable in U.S. dollars and drawn on United States or Canadian financial institution.
By Existing Participants via Check. Optional cash payments for the purchase of additional shares of Common Stock under the Plan may be made by a participant at any time by enclosing a check with the tear-off portion of the statement of account received after each investment. The tear-off portion must be used whenever an optional cash payment is made by an existing participant. All optional cash payments should be sent to the Plan Administrator.
By Automatic Cash Withdrawal and Investment Service. The Automatic Cash Withdrawal and Investment Service is a convenient method to have money automatically withdrawn from a checking or savings account and invested in your Plan account, thus eliminating the need to write and mail checks. Once automatic deductions have begun, funds will be withdrawn from the participant’s designated bank account on or about the 12th, 26th, or both as determined by the participant. Participants do not receive any confirmation of the transfer of funds other than as reflected in their Plan account statements and in their bank account statements. To enroll in the Automatic Cash Withdrawal and Investment feature of the Plan you must complete and sign the Automatic Cash Withdrawal and Investment Service section on the Account Authorization Form and return it to the Plan Administrator.
Participants may change the amount of their automatic optional cash payments by completing a new Account Authorization Form and submitting it to the Plan Administrator. Participants may terminate their automatic optional cash payments by notifying the Plan Administrator online, by phone or in writing. To be effective with respect to the next investment date, the new Account Authorization Form or termination notice must be received by the Plan Administrator at least fifteen business days preceding such investment date.

19.	When should optional cash payments be sent?

Participants may obtain the date of the next scheduled investment date for optional cash investments by contacting the Plan Administrator by telephone or online. Optional cash payments made by check must be received by the Plan Administrator at least one business day prior to the applicable investment date to be invested on that investment date. No interest will be paid on optional cash payments received and held pending investment. Consequently, it will normally be in your best interest to submit any payments made by check such that it is received by the Plan Administrator shortly before (but no later than one business day prior to) the applicable investment date.
On written request, the Plan Administrator will return any optional cash payment made by check if such request is received at least two business days prior to the applicable investment date, or cancel any payment scheduled to be made by automatic withdrawal, if such request is received by the Plan Administrator at least fifteen business days prior to the applicable investment date.
If any optional cash contribution, including payment by check or automatic withdrawal, is returned to the Plan Administrator unpaid for any reason, the Plan Administrator will remove from your account any shares purchased upon prior credit of such funds, and will sell these shares. The Plan Administrator may sell other shares in the account to recover a returned funds fee for each optional cash investment returned unpaid for any reason and may sell additional shares as necessary to cover any market loss incurred by the Plan Administrator.
The optional cash payment feature is designed to meet your particular cash situation and investment intent at any given time. You are not obligated to make optional cash payments or to continue to do so. The amount of optional cash payments may also vary, subject to the minimum optional cash investment of $50 and the quarterly maximum of $10,000. We may suspend the optional cash payment feature at any time.
During the period that an optional cash payment is pending investment, the collected funds in the possession of the Plan Administrator may be invested in certain “Permitted Investments”, including any money market mutual funds registered under the Investment Company Act of 1940 (including those of an affiliate of the Plan Administrator or for which the Plan Administrator or any of its affiliates provide management advisory or other services) consisting entirely of (i) direct obligations of the United States of America; or (ii) obligations fully guaranteed by the United States of America. The risk of any loss from such Permitted Investments shall be the responsibility of the Plan Administrator. Investment income from such Permitted Investments shall be retained by the Plan Administrator.

20.	May I execute Plan transactions by phone?

If you have established automated privileges on your account, you can:

◦	change the amount of or stop automatic bank withdrawals;

◦	change your dividend reinvestment option; and

◦	sell some or all of your Plan shares.
    Certain restrictions may apply.

21.	May I execute Plan transactions by going online?

We encourage you to access your account information online to perform transactions. Accounts that are registered in the name of an investment club, corporation, or partnership will not be allowed online access. Please note that additional access restrictions may apply.
Once you have activated your account online, you can also:

◦	Authorize, change or stop your Automatic Cash Withdrawal and Investment Service;

◦	Consent for electronic delivery of statements including tax forms;

◦	Sell some or all of your Plan shares; and

◦	Elect to view statements, tax forms, and company communications. You will receive an email notification when new documents are available for viewing.
Certain restrictions may apply.
Sales

22.	How can I sell Plan shares?

You may request that the Plan Administrator facilitate the sale of some or all of the shares held in your Plan account. Sales under the Plan are usually made through an affiliated broker of the Plan Administrator, who will receive a brokerage commission per share sold to be deducted from the cash proceeds paid to you. Typically, the shares are sold through the exchange on which the Common Shares are traded. Depending on the number of shares to be sold and current trading volume, sale transactions may be completed in multiple transactions and over the course of more than one day. All sales are subject to market conditions, system availability, restrictions and other factors. The actual sale date, time or price received for any shares sold through the Plan cannot be guaranteed.

Participants may instruct the Plan Administrator to sell shares under the Plan through a Batch Order, Market Order, Day Limit Order, Good-’Til-Date/Canceled Limit Order or Stop Order, however all sales options may not be available at all times.
Batch Order (online, telephone, mail) - The Plan Administrator will combine each request to sell through the Plan with other Plan participant sale requests for a Batch Order. Shares are then periodically submitted in bulk to a broker for sale on the open market. Shares will be sold no later than five business days (except where deferral is necessary under state or federal regulations). Bulk sales may be executed in multiple transactions and over more than one day depending on the number of shares being sold and current trading volumes. Once entered, a Batch Order request cannot be canceled.
Market Order (online or telephone) - The participant’s request to sell shares in a Market Order will be at the prevailing market price when the trade is executed. If such an order is placed during market hours, the Plan Administrator will promptly submit the shares to a broker for sale on the open market. Once entered, a Market Order request cannot be canceled. Sales requests submitted near the close of the market may be executed on the next trading day, along with other requests received after market close.
Day Limit Order (online or telephone) - The participant’s request to sell shares in a Day Limit Order will be promptly submitted by the Plan Administrator to a broker. The broker will execute as a Market Order when and if the stock reaches or exceeds the specified price on the day the order was placed (for orders placed outside of market hours, the next trading day). The order is automatically canceled if the price is not met by the end of that trading day. Depending on the number of shares being sold and current trading volumes, the order may only be partially filled and the remainder of the order canceled. Once entered, a Day Limit Order request cannot be canceled by the participant.
Good-’Til-Date/Canceled (GTD/GTC) Limit Order (online or telephone) - A GTD/GTC Limit Order request will be promptly submitted by the Plan Administrator to a broker. The broker will execute as a Market Order when and if the stock reaches or exceeds the specified price at any time while the order remains open (up to the date requested or 90 days for GTC). Depending on the number of shares being sold and current trading volumes, sales may be executed in multiple transactions and may be traded on more than one day. The order or any unexecuted portion will be automatically canceled if the price is not met by the end of the order period. The order may also be canceled by the applicable stock exchange or the participant.
Stop Order (online or telephone) - The Plan Administrator will promptly submit a participant’s request to sell shares in a Stop Order to a broker. A sale will be executed when the stock reaches a specified price, at which time the Stop Order becomes a Market Order and the sale will be at the prevailing market price when the trade is executed. The price specified in the order must be below the current market price (generally used to limit a market loss).
Alternatively, you may choose to sell shares in your Plan account through a broker of your choice, in which case you should contact your broker about transferring shares from your Plan account to your brokerage account.
Proceeds from sales made under the Plan will be net of any fees to be paid by the participant. The Plan Administrator will deduct any fees or applicable tax withholding from the sale proceeds. Sales processed on accounts without a valid Form W‑9 for U.S. citizens or Form W‑8BEN or Form W-8BEN-E, as applicable, for non-U.S. citizens may be subject to U.S. Federal withholding taxes. Withholding taxes can be avoided by furnishing the appropriate and valid form prior to the sale. Forms are available online at shareowneronline.com. Please see “MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS” below for more information regarding the tax basis of shares acquired through the Plan.
A check for the proceeds of the sale of shares (in U.S. dollars), less applicable taxes and fees, will generally be mailed by first class mail four business days after trade date. If a participant submits a request to sell all or part of Plan shares, and the participant requests net proceeds to be automatically deposited to a checking or savings account, the participant must provide a voided blank check for a checking account or blank savings deposit slip for a savings account. If the participant is unable to provide a voided check or deposit slip, the participant’s written request must have the participant’s signature(s) medallion guaranteed by an eligible financial institution for direct deposit. Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be processed and a check for the net proceeds will be issued. To sell shares through a broker of their choice, the participant may request the broker to transfer shares electronically from the Plan account to their brokerage account.

Our share price may fluctuate between the time the sale request is received and the time the sale is completed on the open market. The Plan Administrator shall not be liable for any claim arising out of failure to sell on a certain date or at a specific price. Neither the Plan Administrator nor any of its affiliates will provide any investment recommendations or investment advice with respect to transactions made through the Plan. This risk should be evaluated by the participant and is a risk that is borne solely by the participant.

23.	Do I have control over the specific time that my shares will be sold?

Because the Plan Administrator will sell the shares on behalf of the Plan, neither Regency nor any participant in the Plan has any authority or power to control the timing or pricing of shares sold or the selection of the broker making the sale. Therefore, you will not be able to precisely time your sales through the Plan and will bear the market risk associated with fluctuation in the price of our Common Stock. That is, if you send in a request to sell shares, it is possible that the market price of Common Stock could go down or up before the Common Stock is sold. In addition, you will not earn any type of interest in connection with a sales transaction.
Reports

24.	What kind of reports will I receive?

•
Account statements. You will receive statements of your account following each reinvestment of dividends and each investment of an optional cash payment. These statements are your continuing records of the cost of your purchases and should be retained for income tax purposes.

•
Shareholder communications. As a Regency shareholder, you will receive copies of materials sent to record holders of our Common Stock, including annual reports, notices of annual meetings and proxy statements.

•
Annual IRS information returns. You will receive an annual statement that reports dividends paid to you as well as gross proceeds from the sale of any of your Plan shares. See “MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS” below.

Dividends

25.	Will participants be credited with dividends on fractional shares?

Yes. If a dividend, or a combination of a dividend and optional cash payment, is not large enough to purchase a full share, the participant will be credited with a fractional share computed to three decimal places. Fractional shares will be entitled to dividends in the same manner as full shares.
Participants should recognize that they are entitled to a dividend only if declared by the Regency’s Board of Directors.
Certificates

26.	Will certificates be issued to me for Common Stock purchased?

Shares of Common Stock purchased under the Plan will be registered in the name of Wells Fargo, or its nominee, as Plan Administrator for participants in the Plan, and certificates for such shares will not be issued to participants except upon request. The number of shares credited to your account under the Plan will be shown on your statement of account. This procedure protects against loss, theft or destruction of stock certificates.
Shares credited to your account may be withdrawn by accessing your account online at shareowneronline.com, by notifying the Plan Administrator by telephone or in writing specifying the number of whole shares to be withdrawn. You may choose to have a portion or all of the whole shares credited to your Plan account delivered directly to your broker by contacting your broker. When using your broker to facilitate a share movement, provide them with a copy of your Plan account statement. You may also request that any number of whole shares credited to your Plan account be issued to you in certificate form. All certificates or direct registration shares will be issued in the account holder’s name. Any remaining whole shares and fractions of a share will continue to be credited to your Plan account.
Fractional share interests will not be issued in certificate or direct registration form under any circumstances. If Regency, in its sole discretion, elects to terminate the participation in the Plan by a participant holding less than one share of Common Stock in the participant’s Plan account, the Plan Administrator will pay to such participant the value of any fractional shares (less certain costs) in such Plan account.

27.	Can I deposit my certificated shares?

Yes, you can deposit Regency stock certificates registered in your name at any time. The Plan Administrator will provide safekeeping of your shares at no cost to you, including when you first enroll. To use this service, you must send your certificates to the Plan Administrator with a properly completed Transaction Request Form attached to your statement.
Certificated shares that you deposit with the Plan Administrator are credited to your Plan account and thereafter are treated as if they were acquired under the Plan. You are responsible for maintaining your own records of the cost basis of certificated shares deposited with the Plan Administrator. By using the share safekeeping feature, you no longer bear the risks associated with loss, theft or destruction of stock certificates.
Instructions for mailing certificates:
Regardless of the mailing method used, you bear the full risk of loss if the certificates are lost or stolen. Please do not endorse your certificates prior to mailing. Because the participant bears the risk of loss in sending stock certificate(s), it is recommended that the participant sends them registered, insured for at least 3% of the current market value and request a return receipt.
Optional Mail Loss Insurance
The participant is advised that choosing registered, express or certified mail alone will not provide full protection, should the certificates become lost or stolen. Mail loss insurance provides the coverage needed to replace and reissue the shares should they become lost or stolen through the mail. As the Plan Administrator, we can provide low-cost loss insurance for certificates being returned for conversion to book-entry form. Replacement transaction fees may also apply.
To take advantage of the optional mail loss insurance, simply include a check in the amount of $10.00, made payable to ‘WFSS Surety Program’, along with the certificates and instructions. Choose an accountable mail delivery service such as Federal Express, United Parcel Service, DHL, Express Mail, Purolator, TNT, or United States Postal Service Registered Mail. Any one shipping package may not contain certificates exceeding a total value of $100,000. The value of certificate shares is based on the closing market price of the common stock on the trading day prior to the documented mail date.
Claims related to lost certificates under this service must be made within 60 days of the documented delivery service mail date. A copy of the certificate(s) mailed, along with proof that it was sent by trackable mail should be submitted with the claim. This is specific coverage for the purpose of converting shares to book-entry form and the surety is not intended to cover certificates being tendered for certificate breakdown or exchange for other certificates.

28.	Can I transfer, gift, or pledge my Plan shares to someone else?

You can transfer your Plan shares of Common Stock to a Plan account of another person, subject to compliance with any applicable laws. If the person to whom the shares are gifted or transferred is not a Plan participant, the Plan Administrator will automatically open an account for the person and enroll him or her in the Plan. If the recipient is a minor, you may set yourself up as the custodian of the account. To transfer shares to someone not already participating in the Plan, simply execute a Stock Power Form and return it to the Plan Administrator. Your signature on the Stock Power Form must be Medallion guaranteed by an eligible financial institution or broker. You can obtain a Stock Power Form online or by calling the Plan Administrator. If you request to transfer all shares in your Plan account between a dividend record date and dividend payment date, your transfer request will be processed but your Plan account will not be terminated. You may receive additional dividend reinvestment shares which will require you to submit a written request to transfer the additional shares.
You cannot pledge or grant a security interest in your Plan shares or transfer your Plan shares outside of the Plan unless you request your Plan shares be issued in the participant’s name.
A gift of shares of Common Stock may be subject to U.S. federal gift tax. Participants should consult their own tax advisors regarding whether gift taxes may apply to a gift of Plan shares of Common Stock.

Withdrawal

29.	How may I withdraw from the Plan?

You must notify the Plan Administrator online or in writing in order to withdraw from the Plan. Upon withdrawal from the Plan, participants may request that all shares, both whole and fractional, credited to their account be sold by the Plan Administrator for their account. Such participants will receive the proceeds of the sale, less any brokerage fees and commissions. When a withdrawing participant requests that the Plan Administrator sell his or her shares in the Plan, the transfer agent, Wells Fargo Shareowner Services, will handle such sale. All such sales are made in the open market and, as such, the sale price will be determined by prevalent market conditions. Brokerage fees and commissions are determined based upon the number of shares sold.
Beneficial owners participating indirectly in the Plan through banks, brokers or other nominees must contact such intermediaries regarding withdrawal from the Plan.

30.	When may I withdraw from the Plan?

You may withdraw all shares of Common Stock credited to your Plan account at any time by notifying the Plan Administrator.
If the request to withdraw is received by the Plan Administrator before the record date for any dividend payment on which the dividends would otherwise be reinvested for a participant, the dividend reinvestment feature will be terminated on the day of receipt of the request by the Plan Administrator. If your request to terminate from the Plan is received on or after a dividend record date, but before the dividend payment date, your termination will be processed as soon as administratively possible, and a separate dividend check will be mailed to you. Future dividends will be paid in cash.
Optional cash payments may be stopped if written instructions to do so are received by the Plan Administrator at least two business days prior to the applicable investment date.
Other Information

31.	What happens when I sell or transfer all of the shares registered in my name?

If the participant’s request to terminate their participation in the Plan is received on or after a dividend record date, but before the dividend payable date, the participant’s termination will be processed as soon as administratively possible, and a separate dividend check will be mailed to the participant.
If submitting a request to sell all or part of your shares, and you are requesting net proceeds to be automatically deposited to a bank checking or savings account, you must provide a voided blank check for a checking account or blank savings deposit slip for a savings account. If you are unable to provide a voided check or deposit slip, your written request must have your signature(s) medallion guaranteed by an eligible financial institution for direct deposit. Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be honored and a check for the net proceeds will be issued.
All registered owners must sign as their name(s) appears on their account.

32.	What happens if Regency issues a stock dividend, declares a stock split, or has a rights offering?

It is understood that any stock dividends or stock splits distributed by Regency on common stock held by the Plan Administrator for the participant will be credited to the participant’s account. This will include all whole and fractional shares.
In the event that Regency makes available to its shareowners any rights to subscribe for additional common stock, the rights to subscribe will be based on any shares held in and outside of the Plan. Any new shares distributed by Regency resulting from the exercise of the rights will be issued directly to the participant.

33.	How will my shares be voted at meetings of shareholders?

The Plan Administrator will vote all shares of Common Stock held in the participant’s account in the same way in which the participant votes shares of Common Stock standing of record in the participant’s name by regular proxy returned by participants to Regency, or, if the Plan Administrator sends to the participant a separate proxy covering the shares credited to the participant’s dividend reinvestment account, then such shares will be voted as designated in such separate proxy. In the event the participant does not direct the voting of shares by either such regular or separate proxy, the shares credited to the participant’s Plan account will not be voted.

34.	What are the responsibilities of the Company and the Plan Administrator under the Plan?

In administering the Plan, none of the Company, the Plan Administrator or any broker/dealer is liable for any good faith act or omission to act, including but not limited to any claim of liability (i) arising out of the failure to terminate a participant’s account upon such participant’s death prior to receipt of a notice in writing of such death, (ii) with respect to the prices or times at which shares are purchased or sold, or (iii) as to the value of the shares of Common Stock acquired for participants.
The Plan Administrator is authorized to choose a broker/dealer, including an affiliated broker/dealer, at its sole discretion to facilitate purchases and sales of Common Stock. The Plan Administrator will furnish the name of the registered broker/dealer, including any affiliated broker/dealer, utilized in share transactions within a reasonable time upon written request from the participant.
The Plan Administrator is acting solely as agent for the Company and owes no duties, fiduciary or otherwise, to any other person by reason of the Plan, and no implied duties, fiduciary or otherwise, shall be read into the Plan. The Plan Administrator undertakes to perform such duties and only such duties as are expressly set forth herein, to be performed by it, and no implied covenants or obligations shall be read into the Plan against the Plan Administrator or the Company.
In the absence of negligence or willful misconduct on its part, the Plan Administrator, whether acting directly or through agents or attorneys shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties hereunder. In no event shall the Plan Administrator be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if the Plan Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.
The Plan Administrator shall: (i) not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own; and (ii) not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.
The Plan Administrator shall not be responsible or liable for any failure or delay in the performance of its obligations under the Plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Plan Administrator shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as administratively possible under the circumstances.
Selling participants should be aware that the share price of Common Stock may fall or rise during the period between a request for sale, its receipt by the Plan Administrator, and the ultimate sale in the open market. You should evaluate these possibilities while deciding whether and when to sell any shares through the Plan. The price risk will be borne solely by you.
PARTICIPANTS SHOULD RECOGNIZE THAT NEITHER THE COMPANY NOR THE PLAN ADMINISTRATOR CAN ASSURE A PROFIT OR PROTECT AGAINST A LOSS ON THE COMMON STOCK PURCHASED UNDER THE PLAN.

35.	What are the United States federal income tax consequences of participating in the Plan?

The summary set forth in this Question 35 and Question 36 below is intended only as a general discussion of the current United States federal income tax consequences of participation in the Plan. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular participants in light of their personal investment circumstances, or certain types of participants (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers or foreign persons) that are subject to special treatment under the federal income tax laws. The federal income tax consequences of participation in the Plan are not entirely clear, and the discussion below is based on various rulings of the Internal Revenue Service (“IRS”) regarding several types of dividend reinvestment plans. No ruling, however, has been issued or requested regarding the Plan. Additionally, this discussion is not binding upon, nor considered authority by, the IRS or any court, and no assurance can be provided that the tax treatment discussed below or claimed by any participant in the Plan will not be successfully challenged by the IRS. THEREFORE, YOU ARE STRONGLY ENCOURAGED TO CONSULT YOUR OWN TAX ADVISOR IN THIS REGARD. For a discussion of the federal income tax consequences of holding stock in a REIT generally, see the section entitled “Material U.S. Federal Income Tax Considerations.”
Dividend Reinvestment. The reinvestment of dividends does not relieve you of any income tax which may be payable on such dividends. When your dividends are reinvested to acquire shares of common stock (including any fractional share), you will be treated as having received a distribution in the amount of the per share fair market value of our common stock on the dividend payment date (which we refer to as “Fair Market Value”), multiplied by the number of shares (including any fractional share) purchased plus any trading fees or service charges that we pay on your behalf.
So long as we continue to qualify as a REIT under the U.S. Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), the distribution will be taxable under the provisions of the Code applicable to REITs and their stockholders, pursuant to which (i) distributions will be taxable to stockholders as ordinary income to the extent of our current or accumulated earnings and profits, (ii) distributions which are designated as capital gain distributions by us will be taxed as long-term capital gains to stockholders to the extent they do not exceed our net capital gain for the taxable year, (iii) distributions which are not designated as capital gains distributions and which are in excess of our current or accumulated earnings and profits will be treated as a tax-free return of capital to the stockholders and reduce the adjusted tax basis of a stockholder’s shares (but not below zero) and (iv) such distributions in excess of a stockholder’s adjusted tax basis in its shares will be treated as gain from the sale or exchange of such shares.
You should be aware that, because we may pay or be deemed to pay trading fees or service charges on your behalf, the taxable income received by you as a participant in the Plan may be greater than the taxable income that would have resulted from the receipt of the dividend in cash.
The Plan Administrator will report to you for tax purposes the dividends to be credited to your account as well as any trading fees or service charges incurred by us. Such information will also be furnished to the IRS to the extent required by law.
In the case of any common stock purchased by the Plan Administrator in open-market transactions, the amount of distributions treated as received by you will include the full amount of the cash dividends payable on both the shares registered in your own name and the shares held in your plan account, and a pro rata share of the brokerage commissions we have paid in connection with the plan administrator’s purchase of the common stock on your behalf.
If you make an optional cash payment under the plan, you will be treated as receiving a distribution equal to a pro rata share of brokerage commissions we pay on your behalf if the common stock is acquired by the Plan Administrator in an open-market transaction. Such distribution would be taxable income or gain or reduce the basis in common shares, or some combination of these treatments, under the rules described above for dividend reinvestments.
The holding period for shares (including a fractional share) acquired under the Plan generally will begin on the day after the shares were acquired. In the case of participants whose dividends are subject to U.S. withholding tax or backup withholding (see below), the Plan Administrator will reinvest dividends less the amount of tax required to be withheld.

Receipt of Share Certificates and Cash. You will not realize any further taxable income when you receive certificates for shares of our common stock credited to your Plan Account. Any cash received for a fractional share held in your Plan Account will be treated as an amount realized on the sale of the fractional share. You therefore will recognize gain or loss equal to any difference between the amount of cash received for a fractional share and your tax basis in the fractional share.

36.	What are the effects of the United States federal income tax withholding provisions?

Reinvestment of dividends by a Plan participant will be subject to U.S. withholding tax to the same extent as a cash distribution. We or the Plan Administrator may be required to withhold federal income tax from dividend payments to a U.S. stockholder if (i) such stockholder has failed to furnish his or her taxpayer identification number, which for an individual is his or her social security number, (ii) the IRS has notified us that the stockholder has failed to properly report interest or dividends or (iii) the stockholder has failed to certify, under penalties of perjury, that he or she is not subject to back-up withholding. In the case of a stockholder who is subject to back-up withholding tax on dividends under the Plan, the amount of the tax to be withheld will be deducted from the amount of the cash dividend and only the reduced amount will be reinvested in Plan shares. If withholding results in an overpayment of taxes, a refund may be obtained.
For a discussion of the federal income tax consequences to a Non-U.S. shareholder of receiving a distribution, see the section entitled “Material U.S. Federal Income Tax Considerations-U.S.Taxation of Non-U.S. Stockholders” below.

37.	May the Plan be changed or discontinued?

The Company reserves the right to suspend, modify or terminate the Plan at any time without prior notice. The Company will send a notice to all participants at their last known address as soon as administratively possible following any such suspension, modification or termination.

38.	Who interprets and regulates the Plan?

The Company may take such actions to carry out the Plan as are not contrary to the terms and conditions of the Plan. In addition, the Company reserves the right to interpret and regulate the Plan as it deems desirable or necessary in connection with the operation of the Plan. Furthermore, if it appears to the Company that any participant is using or contemplating the use of the Plan in a manner or with an effect that, in the sole judgment and discretion of the Company, is not in the best interests of the Company or its other shareholders, then the Company may decline to issue all or any portion of the shares of Common Stock for which any payment by or on behalf of such participant is tendered. Such payment (or the portion thereof not to be invested in shares of Common Stock) will be returned by the Company as promptly as administratively possible, without interest.

39.	What fees are charged in connection with the Plan?

Investment Summary and Fees
Summary

Minimum cash investments
Minimum one-time initial purchase for new investors	$250.00
Minimum one-time optional cash purchase	$50.00
Minimum recurring automatic investments	$50.00

Maximum cash investments
Maximum quarterly investment	$10,000.00

Dividend reinvestment options
Reinvestment options	Full, Partial, None

Fees

Investment fees
Initial enrollment	Company Paid
Dividend reinvestment	Company Paid
Check investment	Company Paid
One-time automatic investment	Company Paid
Recurring automatic investment	Company Paid
Dividend purchase trading commission per share (open market only)	$0.06
Optional cash purchase trading commission per share (open market only)	$0.06

Sales fees
Batch Order	$15.00 per transaction
Market Order	$25.00 per transaction
Limit Order (Day/GTD/GTC)	$30.00 per transaction
Stop Order	$30.00 per transaction
Sale trading commission per share	$0.12 per share
Direct deposit of sale proceeds	$5.00

Other fees
Certificate issuance	Company Paid
Certificate deposit	Company Paid
Returned check / Rejected automatic bank withdrawals	$35.00 per item
Prior year duplicate statements	$15.00 per year

The Plan Administrator will deduct the applicable fees from the proceeds from a sale.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion summarizes certain material U.S. federal income tax considerations regarding our qualification and taxation as a REIT and certain material U.S. federal income tax consequences resulting from the acquisition, ownership and disposition of our capital stock. This summary is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, published Internal Revenue Service (“IRS”) rulings, published administrative positions of the IRS, and court decisions as of the date hereof, any of which could be changed, possibly on a retroactive basis, at any time (including, without limitation, U.S. rates of taxation). Prospective participants in the Plan should note that no rulings have been or will be sought from the IRS, nor will any opinions of counsel be obtained, with respect to any of the U.S. federal income tax matters discussed in this summary. There is no assurance that the IRS will not successfully challenge the conclusions reached herein. This summary is not intended to be a complete description of all U.S. federal income tax consequences relating to the Plan and does not address any of the state, local or foreign tax consequences or U.S. federal non-income tax consequences of participation in the Plan. Participants should consult their own tax advisors with respect to the U.S. federal tax consequences, as well as state, local and foreign tax consequences, of participation in the Plan.
This summary does not purport to deal with all aspects of taxation that may be relevant to participants who receive special treatment under the U.S. federal income tax laws (including, without limitation, insurance companies, partnerships, tax-exempt organizations, financial institutions, broker dealers, foreign corporations and persons who are not citizens or residents of the United States) except to the extent discussed specifically herein. If a partnership (or other entity treated as a partnership) for U.S. federal income tax purposes is a participant in the Plan, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A participant that is a partnership and the partners in such partnership should consult their tax advisors regarding the tax consequences of ownership and disposition of our Common Stock through the Plan.
This Plan assumes that each participant will use the first-in, first-out (FIFO) method when determining the tax basis of any shares sold. Participants may designate their preference for a different method of determining the tax basis of shares by identifying this preference in writing to the Plan Administrator. Participants may designate their preference for specific identification cost basis at any time.
Participants should consult their tax advisors to determine the tax consequences of participating in the Plan in light of their particular status (including the potential application of federal, state, local and non-U.S. tax laws and U.S. withholding taxes).
General REIT Discussion
Regency Centers Corporation made an election to be taxed as a REIT under Sections 856 through 860 of the Code commencing with its taxable year ended December 31, 1993. Regency Centers Corporation believes that it has been organized and operated in such a manner as to qualify for taxation as a REIT under the Code for such taxable year and all subsequent taxable years to date, and it intends to continue to operate in such a manner in the future. However, no assurance can be given that Regency Centers Corporation will operate in a manner so as to qualify or remain qualified as a REIT.
The following sets forth only a summary of the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its shareholders.
It is the opinion of Foley & Lardner LLP that Regency Centers Corporation has been organized in conformity with the requirements for qualification and taxation as a REIT commencing with Regency Centers Corporation’s taxable year that ended December 31, 1993 and for all subsequent taxable years to date, and its method of operation will enable it to continue to be taxed as a REIT. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by Regency Centers Corporation as to factual matters including, but not limited to, those set forth below in this discussion of “Certain Material Federal Income Tax Considerations,” those concerning its business and properties, and certain matters relating to the Regency Centers Corporation’s manner of operation, is not binding on the IRS and speaks as of the date issued. Foley & Lardner LLP is not aware of any facts or circumstances that are inconsistent with these representations and assumptions. The qualification and taxation as a REIT depends upon Regency Centers Corporation’s ability to meet, through actual annual (and in some cases quarterly) operating results, the various income, asset, distribution, stock ownership and other tests discussed below, the results of which will not be reviewed by nor be under the control of Foley & Lardner LLP. Accordingly, no assurance can be given that the actual results of Regency Centers Corporation’s operation for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of failure to qualify as a real estate investment trust, see “- Failure to Qualify.”

Taxation of Regency Centers Corporation
As a REIT, Regency Centers Corporation generally is not subject to federal corporate income tax on its net income that is currently distributed to shareholders. This treatment substantially eliminates the “double taxation” (at the corporate and shareholder levels) that generally results from an investment in a corporation. Accordingly, income generated by us generally will be subject to taxation solely at the shareholder level upon distribution. However, Regency Centers Corporation will be subject to federal income tax in the following circumstances.
First, Regency Centers Corporation will be taxed at regular corporate rates on any REIT taxable income, including net capital gains that we do not distribute to shareholders during, or within the applicable time period after, the calendar year in which it is earned.
Second, under certain circumstances, Regency Centers Corporation may be subject to the “corporate alternative minimum tax” on its items of tax preference which it does not distribute or allocate to its shareholders.
Third, if Regency Centers Corporation has (i) net income from the sale or other disposition of “foreclosure property” (which is, in general, property acquired by Regency Centers Corporation by foreclosure or otherwise on default of a loan secured by the property) which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying net income from foreclosure property, it will be subject to tax on such income at the highest corporate rate.
Fourth, if Regency Centers Corporation has net income from “prohibited transactions” (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax.
Fifth, if Regency Centers Corporation fails to satisfy either the 75% gross income test or the 95% gross income test discussed below, but still maintains its qualification as a REIT because other requirements are met, Regency Centers Corporation will pay a 100% tax on (1) the gross income attributable to the greater of the amount by which Regency Centers Corporation fails, respectively, the 75% or 95% gross income test, multiplied, in either case, by (2) a fraction intended to reflect Regency Centers Corporation’s profitability.
Sixth, if Regency Centers Corporation fails, in more than a de minimis fashion, to satisfy one or more of the asset tests for any quarter of a taxable year, but nonetheless continues to qualify as a REIT because Regency Centers Corporation qualifies under certain relief provisions, it may be required to pay a tax of the greater of $50,000 or a tax computed at the highest corporate rate on the amount of net income generated by the assets causing the failure from the date of failure until the assets are disposed of or it otherwise returns to compliance with the asset test.
Seventh, if Regency Centers Corporation fails to satisfy one or more of the requirements for REIT qualification (other than the income tests or the asset tests), it nevertheless may avoid termination of its REIT’s election in such year if the failure is due to reasonable cause and not due to willful neglect, but it would also be required to pay a penalty of $50,000 for each failure to satisfy the REIT qualification requirements.
Eighth, if Regency Centers Corporation should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior years, it will be subject to a 4% non-deductible excise tax on the excess of such required distribution over the amounts actually distributed.
Ninth, Regency Centers Corporation will be subject to a 100% penalty tax on some payments it receives (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among Regency Centers Corporation, its tenants, and its taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties.
Tenth, if Regency Centers Corporation acquires any asset from a C corporation (that is, a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in Regency Centers Corporation’s hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and it recognizes gain on the disposition of such asset during the 10-year period (or such other period as may be provided from time to time in the Code) beginning on the date on which such asset was acquired by it, then, to the extent of such property’s “built-in gain” (the excess of the fair market value of such property at the time of acquisition by it over the adjusted basis in the property at such time), such gain will be subject to tax at the highest regular corporate rate applicable. The rule described above with respect to the recognition of “built-in gain” will apply assuming that an election is not made pursuant to Section 1.337(d)-7 of the Treasury

Regulations to treat the asset as having been sold by the C corporation for fair market value immediately before the acquisition by it.
Eleventh, Regency Centers Corporation may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we made a timely designation of such gain to the shareholders) and would receive a credit or refund for its proportionate share of the tax we paid. A non-U.S. shareholder would be taxed in the manner described below in “-U.S. Taxation of Non-U.S. Shareholders.”
Twelfth, Regency Centers Corporation may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s shareholders.
In addition, Regency Realty Group, Inc. and its subsidiaries (collectively, the “Management Company”) (which is treated as a separate entity for federal income tax purposes, although its results are consolidated with those of the Company for financial reporting purposes) is taxed on its income at regular corporate rates. Moreover, notwithstanding our status as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for U.S. federal income tax purposes.
Requirements for Qualification as a REIT
A REIT is defined in the Code as a corporation, trust or association:
1.which is managed by one or more trustees or directors;
2.the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;
3.which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;
4.which is neither a financial institution nor an insurance company subject to certain provisions of the Code;
5.the beneficial ownership of which is held by 100 or more persons (determined without reference to any rules of attribution);
6.not more than 50% in value of the outstanding stock of which is owned during the last half of each taxable year, directly or indirectly, by or for “five or fewer” individuals (as defined in the Code to include certain entities);
7.which meets certain income and asset tests described below; and
8.which makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year which has not been terminated or revoked.

Conditions (1) to (4), inclusive, must be met during the entire taxable year and condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Regency Centers Corporation has previously issued sufficient shares to allow it to satisfy conditions (5) and (6). Regency Centers Corporation’s articles of incorporation provide restrictions regarding the transfer of its shares which are intended to assist the Company in continuing to satisfy the stock ownership requirements described in (5) and (6) above. Moreover, if Regency Centers Corporation complies with regulatory rules pursuant to which it is required to send annual letters to certain of its shareholders requesting information regarding the actual ownership of its stock, but does not know, or exercising reasonable diligence would not have known, whether it failed to meet the requirement that it not be closely held, it will be treated as having met the “five or fewer” requirement. If Regency Centers Corporation were to fail to comply with these regulatory rules for any year, it would be subject to a $25,000 penalty. If Regency Centers Corporation’s failure to comply was due to intentional disregard of the requirements, the penalty would be increased to $50,000. However, if Regency Centers Corporation’s failure to comply was due to reasonable cause and not willful neglect, no penalty would be imposed.
In addition, Regency Centers Corporation must satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status, use a calendar year for federal income tax purposes, and comply with the recordkeeping requirements of the Code and regulations promulgated thereunder.
Regency Centers Corporation owns, and intends to continue to own, its properties through its operating partnership, Regency Centers, L.P. (the “Partnership”), of which Regency Centers Corporation is the general partner and the principal limited partner. The former owners of certain Partnership properties and certain investment funds also are limited partners. The Partnership presently owns certain of its properties indirectly through other partnerships and limited liability companies (collectively with the Partnership, the “Property Partnerships”), of which the partners are the Partnership and certain third parties. In the case of a REIT which is a partner in a partnership either directly or indirectly through a qualified REIT subsidiary, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and asset tests. Thus, Regency Centers Corporation’s proportionate share of the assets, liabilities and items of income of the Property Partnerships (other than certain properties held by the Management Company), is treated as assets, liabilities and items of income of Regency Centers Corporation for purposes of applying the requirements described below.
Regency Centers Corporation believes that each of the Property Partnerships in which it owns an interest, directly or through another partnership or limited liability company, will be treated as partnerships or disregarded for federal income tax purposes and will not be taxable as corporations. If any of these entities were treated as a corporation, it would be subject to an entity level tax on its income and Regency Centers Corporation could fail to meet the REIT income and asset tests. For a discussion of the tax consequences of failure to qualify as a real estate investment trust, see “- Failure to Qualify.”
If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary (discussed below), all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of Regency Centers Corporation will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states. Although in the past Regency Centers Corporation owned some of its properties indirectly through qualified REIT subsidiaries, at the present time, Regency Centers Corporation does not utilize any qualified REIT subsidiaries.
A “taxable REIT subsidiary” of Regency Centers Corporation is a corporation in which it directly or indirectly owns stock and that elects, together with Regency Centers Corporation, to be treated as a taxable REIT subsidiary under Section 856(l) of the Code. In addition, if a taxable REIT subsidiary of Regency Centers Corporation owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of Regency Centers Corporation. A taxable REIT subsidiary is a corporation subject to federal income tax, and state and local income tax where applicable, as a regular “C” corporation.
Generally, a taxable REIT subsidiary can perform some impermissible tenant services without causing Regency Centers Corporation to receive impermissible tenant services income under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries are intended to ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to Regency Centers Corporation. In addition, a REIT will be obligated to pay a 100% penalty tax on some payments that it receives or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements between the REIT, the REIT’s tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties.
The Management Company has made an election to be treated as a taxable REIT subsidiary of Regency Centers Corporation.
Income Tests
In order for Regency Centers Corporation to maintain its qualification as a REIT, it must satisfy two gross income requirements annually. First, at least 75% of Regency Centers Corporation’s gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including “rents from real property”, gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property or from certain types of temporary investments.
Second, at least 95% of Regency Centers Corporation’s gross income (excluding gross income from prohibited transactions and certain real estate liability hedges) for each taxable year must be derived from any combination of income qualifying under the 75% test, dividends, and from interest, and gain from the sale or disposition of stock or securities.

Rents received by Regency Centers Corporation qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if the following conditions are met.
First, the amount of rent must not be based in whole or in part on the income or profits derived by any person from such property, although an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Regency Centers Corporation does not anticipate charging rent for any portion of any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts for sales, which is permitted by the Code).
Second, rents received from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary and at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Regency Centers Corporation does not anticipate receiving rents from such a tenant. Additionally, pursuant to the articles of incorporation, Related Tenant Owners are prohibited from acquiring constructive ownership of more than 9.8% by value of Regency Centers Corporation.
Third, rent attributable to personal property leased in connection with a lease of real property will not qualify if it is greater than 15% of the total rent received under the lease.
Fourth, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, Regency Centers Corporation is generally only allowed directly to provide services that are “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” Accordingly, the Company may not provide “impermissible services” to tenants (except through a taxable REIT subsidiary, or through an independent contractor that bears the expenses of providing the services and from whom Regency Centers Corporation derives no revenue) without giving rise to “impermissible tenant service income,” which is nonqualifying income for purposes of the income tests. For this purpose, the amount that Regency Centers Corporation would be deemed to have received for performing any “impermissible services” will be the greater of the actual amount so received or 150% of the direct cost to Regency Centers Corporation of providing those services. If impermissible tenant service income exceeds 1% of Regency Centers Corporation’s total income from a property, all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of Regency Centers Corporation’s total income from the property, the services will not “taint” the other income from the property (that is, they will not cause the rent paid by tenants of that property to fail to qualify itself as rents from real property), but the impermissible tenant service income will not qualify as rents from real property. Regency Centers Corporation provides certain services with respect to the properties that it believes complies with the “usually or customarily rendered” requirement. Regency Centers Corporation will hire independent contractors from whom it derives no income to perform such services or utilize the Management Company to perform such services, to the extent that the performance of such services by Regency Centers Corporation would cause amounts received from its tenants to be excluded from rents from real property.
The term “interest” generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Regency Centers Corporation does not expect to derive significant amounts of interest that would fail to qualify under the 75% and 95% gross income tests.
Regency Centers Corporation’s share of any dividends received from corporate subsidiaries (and from other corporations in which it owns an interest) will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Regency Centers Corporation does not anticipate that it will receive sufficient dividends to cause it to exceed the limit on nonqualifying income under the 75% gross income test.
From time to time, Regency Centers Corporation or the Partnership have entered, and in the future may enter, into hedging transactions with respect to one or more of its assets or liabilities. These hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Income and gain from “hedging transactions” are excluded from gross income for purposes of both the 75% and 95% gross income tests. A “hedging transaction” means either (1) any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate changes, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets and (2) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain). We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired or entered into and to satisfy other identification requirements. Regency Centers Corporation and the Partnership intend to structure any hedging transactions in a manner that does not jeopardize Regency Centers Corporation’s qualification as a REIT.
The Management Company receives fees in consideration of the performance of management and administrative services with respect to properties that are not owned by Regency Centers Corporation and earns income from the acquisition, development and resale of real estate. Distributions received by Regency Centers Corporation from the Management Company of its earnings do not qualify under the 75% gross income test. Regency Centers Corporation believes that the aggregate amount of the distributions from the Management Company together with all other non-qualifying income in any taxable year will not cause it to exceed the limits on non-qualifying income under the 75% and 95% gross income tests.
Regency Centers Corporation believes that it has satisfied the 75% and 95% gross income tests for taxable years ended prior to the date of this prospectus and intends to operate in such a manner so as to satisfy such tests in the future. If Regency Centers Corporation fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if Regency Centers Corporation’s failure to meet those tests is due to reasonable cause and not willful neglect; and following its identification of such failure for any taxable year, a schedule of the sources of Regency Centers Corporation’s income is filed in accordance with regulations prescribed by the Secretary of the Treasury. It is not possible to state whether in all circumstances Regency Centers Corporation would be entitled to the benefit of those relief provisions. Even if the relief provisions apply, Regency Centers Corporation would pay a 100% tax on (1) the gross income attributable to the greater of the amount by which it fails, respectively, the 75% or 95% gross income test, multiplied, in either case, by (2) a fraction intended to reflect its profitability.
If Regency Centers Corporation has net income from “prohibited transactions,” that income will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business. The determination as to whether a particular sale is a prohibited transaction depends on the facts and circumstances related to that sale. While Regency Centers Corporation has undertaken a significant number of asset sales in recent years, it does not believe that those sales should be considered prohibited transactions, but there can be no assurance that the IRS would not contend otherwise.
Asset Tests
To maintain its qualification as a REIT, Regency Centers Corporation, at the close of each quarter of its taxable year, must also satisfy four tests relating to the nature of its assets. First, at least 75% of the value of Regency Centers Corporation’s total assets must be represented by real estate assets (including (i) its allocable share of real estate assets which are held by the Partnership or other Property Partnerships or which are held by “qualified REIT subsidiaries” of Regency Centers Corporation and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of Regency Centers Corporation), cash, cash items and government securities. Second, not more than 25% of the value of Regency Centers Corporation’s total assets may be represented by securities other than those in the 75% asset class. Third, except for equity investments in REITs, qualified REIT subsidiaries, or taxable REIT subsidiaries or other securities that qualify as “real estate assets” for purposes of the 75% test described above, (a) the value of any one issuer’s securities that Regency Centers Corporation owns may not exceed 5% of the value of Regency Centers Corporation’s total assets; (b) Regency Centers Corporation may not own more than 10% of any one issuer’s outstanding voting securities; and (c) Regency Centers Corporation may not own more than 10% of the value of the outstanding securities of any one issuer. Fourth, no more than 20% of Regency Centers Corporation’s total value (for taxable years beginning after July 30, 2008, 25% of Regency Centers Corporation’s total value) may be comprised of securities of one or more taxable REIT subsidiaries.
For purposes of the 10% value test, the term “securities” does not include:

•
“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which the Company or any controlled taxable REIT subsidiary hold non-“straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

•
a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

•	Any loan to an individual or an estate.

•	Any “section 467 rental agreement,” other than an agreement with a related party tenant.

•	Any obligation to pay “rents from real property.”

•	Certain securities issued by governmental entities.

•	Any security issued by a REIT.

•	Any debt instrument issued by an entity treated as a partnership for federal income tax purposes to the extent of Regency Centers Corporation’s interest as a partner in the partnership.

•
Any debt instrument issued by an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test.

The Partnership owns 100% of the outstanding capital stock of the Management Company. Regency Centers Corporation believes that the aggregate value of the Management Company does not presently exceed 25% (or for taxable years before 2009, did not exceed 20%) of the aggregate value of Regency Centers Corporation’s gross assets. As of each relevant testing date prior to the election to treat the Management Company as a taxable REIT subsidiary, which election first became available as of January 1, 2001, Regency Centers Corporation believes it did not own more than 10% of the voting securities of the Management Company. In addition, Regency Centers Corporation believes that as of each relevant testing date prior to the election to treat the Management Company as a taxable REIT subsidiary of Regency Centers Corporation, its pro rata share of the value of the securities, including debt, of the Management Company did not exceed 5% of the total value of its assets. No independent appraisals have been obtained to support Regency Centers Corporation’s estimate of value, however, and Foley & Lardner LLP, in issuing its opinion on Regency Centers Corporation’s qualification as a REIT, is relying on the Regency Centers Corporation’s representation as to the limited value of the stock interests in the Management Company.
After initially meeting the asset tests at the close of any quarter, Regency Centers Corporation will not lose its status as a REIT if it fails to satisfy the 25%, 20%, and 5% asset tests and the 10% value limitation at the end of a later quarter solely by reason of changes in the relative values of its assets. If the failure to satisfy the 25%, 20%, or 5% asset tests or the 10% value limitation results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. Regency Centers Corporation intends to maintain adequate records of the value of its assets to maintain compliance with the asset tests and would attempt to take any available actions within 30 days after the close of any quarter in an effort to cure any noncompliance with the 25%, 20%, or 5% asset tests or 10% value limitation of which it becomes aware within that period. If Regency Centers Corporation failed to cure noncompliance with the asset tests within this time period, it would cease to qualify as a REIT. See “- Failure to Qualify.”
If Regency Centers Corporation fails to satisfy one or more of the asset tests for any quarter of a taxable year, it nevertheless may qualify as a REIT for such year if it qualifies for relief under certain provisions of the Code. Those relief provisions generally are available for failures of the 5% asset test and the 10% asset test if (i) the failure is due to the ownership of assets that do not exceed the lesser of 1% of Regency Centers Corporation’s total assets or $10 million, and the failure is corrected within six months following the quarter in which it was discovered, or (ii) the failure is due to ownership of assets that exceed the amount in (i) above, the failure is due to reasonable cause and not due to willful neglect, Regency Centers Corporation files a schedule with a description of each asset causing the failure in accordance with regulations prescribed by the Secretary of the Treasury, the failure is corrected within six months following the quarter in which it was discovered, and Regency Centers Corporation pays a tax consisting of the greater of $50,000 or a tax computed at the highest corporate rate on the amount of net income generated by the assets causing the failure from the date of failure until the assets are disposed of or the Company otherwise returns to compliance with the asset test. Regency Centers Corporation may not qualify for the relief provisions in all circumstances.
Annual Distribution Requirements
Regency Centers Corporation, in order to qualify as a REIT, is required to distribute dividends (other than capital gains dividends) to its shareholders in an amount at least equal to: (a) the sum of (i) 90% of its “REIT taxable income” (computed without regard to the dividends paid deduction and its net capital gain) and (ii) 90% of the net income (after tax), if any, from foreclosure property; minus (b) the sum of certain items of non-cash income. Such distribution must be paid in the taxable year to which it relates, or in the following taxable year if declared before Regency Centers Corporation timely files its tax return for such prior year and if paid on or before the first regular dividend payment date after such declaration. To the extent that Regency Centers Corporation does not distribute (or is not treated as having distributed) all of its net capital gain or distributes (or is treated as having distributed) at least 90%, but less than 100%, of its “REIT taxable income,” as adjusted, it will be subject to tax thereon at regular ordinary and capital gains corporate tax rates. Regency Centers Corporation may elect to retain, rather than distribute as a capital gain dividend, its net long-term capital gains. If Regency Centers Corporation makes this election, a “Capital Gains Designation,” it would pay tax on its retained net long-term capital gains. In addition, to the extent Regency Centers Corporation makes a Capital Gains Designation, a U.S. Shareholder generally would: (i) include its proportionate share of its undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of its taxable year falls (subject to certain limitations as to the amount that is includable); (ii) be deemed to have paid the capital gains tax imposed on Regency Centers Corporation on the designated amounts included in the U.S. Shareholder’s long-term capital gains; (iii) receive a credit or refund for the amount of tax deemed paid by it; (iv) increase the adjusted basis of its shares by the difference between the amount of includable gains and the tax deemed to have been paid by it; and (v) in the case of a U.S. Shareholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be prescribed by the IRS. If Regency Centers Corporation should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year (other than capital gain income that it elects to retain and pay tax on) and (iii) any undistributed taxable income from prior periods (other than capital gains from such years it elected to retain and pay tax on), Regency Centers Corporation will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.
Regency Centers Corporation intends to make timely distributions sufficient to satisfy this annual distribution requirement in the future. It is possible that Regency Centers Corporation, from time to time, may not have sufficient cash or other liquid assets to meet the 90% distribution requirement due to timing differences between the actual receipt of income and the actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at the taxable income of Regency Centers Corporation, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceeds the amount of noncash deductions. In the event that such timing differences occur, in order to meet the 90% distribution requirement, Regency Centers Corporation may find it necessary to arrange for short-term, or possibly long-term, borrowings to permit the payment of required dividends or to pay dividends in the form of taxable stock dividends.
Under certain circumstances, Regency Centers Corporation may be able to rectify a failure to meet the distribution requirement for a certain year by paying “deficiency dividends” to shareholders in a later year, which may be included in its deduction for dividends paid for the earlier year. Thus, Regency Centers Corporation may be able to avoid being taxed on amounts distributed as deficiency dividends; however, it will be required to pay to the IRS interest based upon the amount of any deduction taken for deficiency dividends.
Relief from Other Failures of the REIT Qualification Provisions
If Regency Centers Corporation fails to satisfy one or more of the requirements for REIT qualification (other than the income tests or the asset tests), it nevertheless may avoid termination of its REIT election in such year if the failure is due to reasonable cause and not due to willful neglect and it pays a penalty of $50,000 for each failure to satisfy the REIT qualification requirements. Regency Centers Corporation may not qualify for this relief provision in all circumstances.
Failure to Qualify
If Regency Centers Corporation fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, Regency Centers Corporation will be subject to tax (including any applicable corporate alternative minimum tax) on its taxable income at regular corporate rates. Such a failure could have an adverse effect on the market value and marketability of the common stock. Distributions to shareholders in any year in which Regency Centers Corporation fails to qualify will not be deductible by it nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as dividends. Shareholders taxed as individuals may be eligible for the reduced U.S. federal income tax rate of up to 20% on such dividends. Subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, Regency Centers Corporation will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether Regency Centers Corporation would be entitled to such statutory relief.

U.S. Taxation of Taxable Domestic Shareholders
As used in this section, the term U.S. shareholder means a holder of shares who is (i) a citizen or resident of the United States, (ii) a domestic corporation or other entity treated as a corporation for federal income tax purposes, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source; or (iv) a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have authority to control all substantial decisions of the trust. If a partnership, entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our shares, you are urged to consult your tax advisor regarding the consequences of the ownership and disposition of our shares by the partnership.
So long as Regency Centers Corporation qualifies as a REIT, distributions to U.S. shareholders out of its current or accumulated earnings and profits that are not designated as capital gain dividends generally will be taxable as ordinary income and will not be eligible for the dividends received deduction generally available for corporations. In addition, dividends paid to a U.S. shareholder will generally not qualify for the 20% tax rate for qualified dividend income. The maximum tax rate for qualified dividend income received by U.S. shareholders taxed at individual rates is 20%. The maximum tax rate on qualified dividend income is lower than the maximum tax rate on ordinary income, which is 39.6%. However, dividends, other than capital gain dividends, that are (i) attributable to income on which Regency Centers Corporation was subject to tax in the previous taxable year at the corporate level, either because it did not distribute such income or such income consists of gains from certain assets acquired from C corporations, including as a result of the conversion of a C corporation to a REIT, or (ii) attributable to dividends received by Regency Centers Corporation from non-REIT corporations, such as taxable REIT subsidiaries, during the current taxable year will be taxable, to the extent designated by Regency Centers Corporation, to individual stockholders at the current maximum rate of 20% applicable to qualified dividend income. Distributions in excess of Regency Centers Corporation’s current and accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that the distributions do not exceed the adjusted tax basis of the shareholder’s shares. Rather, the distributions will reduce the adjusted tax basis of the shares. Distributions that exceed the U.S. shareholder’s adjusted tax basis in Regency Centers Corporation’s shares will be taxable as capital gains. If Regency Centers Corporation declares a dividend in October, November, or December of any year with a record date in one of these months and pays the dividend on or before January 31 of the following year, Regency Centers Corporation will be treated as having paid the dividend, and the shareholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared. Shareholders may not include in their own income tax returns any of our net operating losses or capital losses.
Regency Centers Corporation may elect to designate distributions of its net capital gain as “capital gain dividends.” Capital gain dividends are taxed to shareholders as gain from the sale or exchange of a capital asset held for more than one year, without regard to how long the U.S. shareholder has held Regency Centers Corporation’s shares. Designations that Regency Centers Corporation makes only will be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. If Regency Centers Corporation designates any portion of a dividend as a capital gain dividend, a U.S. shareholder will receive an Internal Revenue Service Form 1099-DIV indicating the amount that will be taxable to the shareholder as capital gain. Corporate shareholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.
Instead of paying capital gain dividends, Regency Centers Corporation may designate all or part of its net capital gain as “undistributed capital gain.” Regency Centers Corporation will be subject to tax at regular corporate rates on any undistributed capital gain. A U.S. shareholder (1) will include in its income as long-term capital gains its proportionate share of such undistributed capital gains; (2) will be deemed to have paid its proportionate share of the tax paid by Regency Centers Corporation on such undistributed capital gains and receive a credit or refund to the extent that the tax the Company paid exceeds the U.S. shareholder’s tax liability on the undistributed capital gain; and (3) in the case of a U.S. shareholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be prescribed by the IRS. A U.S. shareholder will increase the basis in its common shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. Regency Centers Corporation’s earnings and profits will be adjusted appropriately.
Regency Centers Corporation will classify portions of any designated capital gain dividend or undistributed capital gain as either: (1) a 20% rate gain distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 20%; or (2) an “unrecaptured Section 1250 gain” distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 25%.
In addition, dividends paid to, and capital gains recognized by, certain U.S. shareholders that are individuals, estates or trusts may be subject to a 3.8% Medicare tax.

Distributions that Regency Centers Corporation makes and gain arising from the sale or exchange by a U.S. shareholder of its shares will not be treated as passive activity income, and as a result, U.S. shareholders generally will not be able to apply any “passive losses” against this income or gain. In addition, taxable distributions from Regency Centers Corporation generally will be treated as investment income for purposes of the investment interest limitations. A U.S. shareholder may elect to treat capital gain dividends and capital gains from the disposition of shares as investment income for purposes of the investment interest limitation, in which case the applicable capital gains will be taxed at ordinary income rates. Regency Centers Corporation will notify shareholders regarding the portions of distributions for each year that constitute ordinary income, return of capital, capital gain or represent tax preference items to be taken into account for purposes of computing the alternative minimum tax liability of the shareholders. U.S. shareholders may not include in their individual income tax returns any of Regency Centers Corporation’s net operating losses or capital losses. Regency Centers Corporation’s operating or capital losses would be carried over by Regency Centers Corporation for potential offset against future income, subject to applicable limitations.
Upon any taxable sale or other disposition of shares, a U.S. shareholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between: (1) the amount of cash and the fair market value of any property received on the sale or other disposition and (2) the holder’s adjusted tax basis in the shares for tax purposes.
This gain or loss will be a capital gain or loss. The applicable tax rate will depend on the shareholder’s holding period for the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the shareholder’s tax bracket. The maximum tax rate on long-term capital gain applicable to taxpayers taxed at individual rates is 20% for sales and exchanges of assets held for more than one year. The Internal Revenue Service has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for noncorporate shareholders) to a portion of capital gain realized by a noncorporate shareholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” Shareholders are urged to consult with their tax advisors with respect to their capital gain tax liability. A corporate U.S. shareholder will be subject to tax at a maximum rate of 35% on capital gain from the sale of the Company’s shares. In general, any loss recognized by a U.S. shareholder upon the sale or other disposition of shares that have been held for six months or less, after applying the holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the U.S. shareholder from Regency Centers Corporation that were required to be treated as long-term capital gains. In addition, individuals, estates or trusts whose income exceeds certain thresholds are also subject to a 3.8% Medicare tax on gain from the sale of our shares.
Taxation of Tax-Exempt Shareholders
Provided that a tax-exempt shareholder has not held its common shares as “debt financed property” within the meaning of the Code, distributions from Regency Centers Corporation will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt shareholder. Similarly, income from the sale of shares will not constitute UBTI unless the tax-exempt shareholder has held its shares as debt financed property within the meaning of the Code or has used the shares in a trade or business.
However, for tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, or a single parent title-holding corporation exempt under Section 501(c)(2) the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in Regency Centers Corporation will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Code. These tax-exempt shareholders should consult their tax advisors concerning these “set aside” and reserve requirements.
Notwithstanding the above, however, a portion of the dividends paid by a “pension held REIT” are treated as UBTI if received by any trust which is described in Section 401(a) of the Code, is tax-exempt under Code Section 501(a), and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Code Section 401(a) are referred to below as “pension trusts.”
A REIT is a pension held REIT if it meets the following two tests: (1) it qualified as a REIT only by reason of Section 856(h)(3) of the Code, which provides that stock owned by pension trusts will be treated, for purposes of determining if the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and (2) either (a) at least one pension trust holds more than 25% of the value of the REIT’s stock, or (b) a group of pension trusts each individually holding more than 10% of the value of the REIT’s shares, collectively owns more than 50% of the value of the REIT’s shares.

The percentage of any REIT dividend from a “pension held REIT” treated as UBTI is equal to the ratio of UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the “not closely held requirement” without relying upon the “look-through” exception for pension trusts. Based on both Regency Centers Corporation’s current share ownership and the limitations on transfer and ownership of shares contained in Regency Centers Corporation’s organizational documents, we do not expect to be classified as a pension held REIT.
U.S. Taxation of Non-U.S. Shareholders
As used in this section, the terms “non-U.S. shareholder” means a holder of shares that is not a U.S. person for U.S. federal income tax purposes. Regency Centers Corporation’s distributions to a non-U.S. shareholder that are neither attributable to gain from sales or exchanges by Regency Centers Corporation of “U.S. real property interests” nor designated by Regency Centers Corporation as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of the Company’s current or accumulated earnings and profits. These distributions ordinarily will be subject to withholding of U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. shareholder of a U.S. trade or business. Under some treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from REITs. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are effectively connected with a trade or business will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. shareholders are taxed with respect to these dividends, and are generally not subject to withholding. Any dividends received by a corporate non-U.S. shareholder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate.
Distributions in excess of current and accumulated earnings and profits that exceed the non-U.S. shareholder’s basis in Regency Centers Corporation’s shares will be taxable to a non-U.S. shareholder as gain from the sale of shares, which is discussed below. Distributions in excess of current or accumulated earnings and profits of the Company that do not exceed the adjusted tax basis of the non-U.S. shareholder in Regency Centers Corporation’s shares will reduce the non-U.S. shareholder’s adjusted tax basis in the shares and will not be subject to U.S. federal income tax, but will be subject to U.S. withholding tax as described below.
Regency Centers Corporation expects to withhold U.S. income tax at the rate of 30% on any dividend distributions (including distributions that later may be determined to have been in excess of current and accumulated earnings and profits) made to a non-U.S. shareholder unless: (1) a lower treaty rate applies and the non-U.S. shareholder files an Internal Revenue Service Form W-8BEN or W-8BEN-E evidencing eligibility for that reduced treaty rate with Regency Centers Corporation; or (2) the non-U.S. shareholder files an Internal Revenue Service Form W-8ECI with Regency Centers Corporation claiming that the distribution is effectively connected income. In any event, we may be required to withhold 10% of any such distributions in excess of current and accumulated earnings and profits, even if a lower treaty rate applies and the non-U.S. shareholder is not liable for tax on receipt of such distribution. However, a non-U.S. shareholder may claim a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.
Capital gain distributions to the holders of Regency Centers Corporation’s common shares that are attributable to Regency Centers Corporation’s sale of real property will be treated as ordinary dividends rather than as gain from the sale of a United States real property interest, as long as (i) Regency Centers Corporation’s common shares continue to be regularly traded on an established securities market and (ii) the non-U.S. shareholder did not own more than 5% of Regency Centers Corporation’s common shares during the one year period ending on the date of the distribution. As a result, non-U.S. shareholders generally would be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends.
If Regency Centers Corporation’s common shares cease to be regularly traded on an established securities market or the non-U.S. shareholder owned more than 5% of Regency Centers Corporation’s common shares during the one year period ending on the date of the distribution, capital gain distributions that are attributable to Regency Centers Corporation’s sale of real property would be subject to tax under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”).
Under FIRPTA, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if such gain were effectively connected with a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual). A corporate non-U.S. shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on distributions subject to FIRPTA. Regency Centers Corporation must withhold and remit to the Internal Revenue Service 35% of any distributions to non-U.S. stockholders that are designated as capital gain dividends, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend. A non-U.S. shareholder may receive a credit against its FIRPTA tax liability for the amount Regency Centers Corporation withholds.
Although the law is not clear on the matter, it appears that amounts Regency Centers Corporation designates as undistributed capital gains in respect of the common shares held by U.S. shareholders generally should be treated for non-U.S. shareholders in the same manner as actual distributions by Regency Centers Corporation of capital gain dividends. Under that approach, the non-U.S. shareholders would be able to offset as a credit against their United States federal income tax liability resulting from reporting the capital gain their proportionate share of the tax paid by Regency Centers Corporation on the undistributed capital gains, and to receive from the Internal Revenue Service a refund to the extent their proportionate share of this tax paid by Regency Centers Corporation were to exceed their actual United States federal income tax liability.
Gain recognized by a non-U.S. shareholder upon the sale or exchange of Regency Centers Corporation’s shares generally would not be subject to United States taxation unless: (1) the investment in Regency Centers Corporation’s shares is effectively connected with the conduct of the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as domestic shareholders as to any gain; (2) the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gains for the taxable year; or (3) Regency Centers Corporation’s shares constitute a U.S. real property interest within the meaning of FIRPTA, as described below.
Regency Centers Corporation’s shares will not constitute a U.S. real property interest if it is a domestically controlled REIT. Regency Centers Corporation will be a domestically-controlled REIT if, at all times during the 5 year period, preceding a sale or exchange of stock, less than 50% in value of its stock is held directly or indirectly by non-U.S. shareholders. Regency Centers Corporation believes that it currently is a domestically controlled REIT. Because Regency Centers Corporation’s shares are publicly traded, however, it cannot guarantee that it is or will remain a domestically controlled REIT. Even if Regency Centers Corporation does not qualify as a domestically controlled REIT at the time a non-U.S. shareholder sells its shares, gain arising from the sale still would not be subject to FIRPTA tax if: (1) the class or series of shares sold is considered regularly traded under applicable treasury regulations on an established securities market, such as the New York Stock Exchange; and (2) the selling non-U.S. shareholder owned, actually or constructively, 5% or less of the outstanding class or series of shares being sold throughout the five-year period ending on the date of the sale or exchange.
If gain on the sale or exchange of Regency Centers Corporation’s shares were subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to regular U.S. income tax as to any gain in the same manner as a taxable U.S. shareholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.
For payments after June 30, 2014, a U.S. withholding tax at a 30% rate will be imposed on dividends paid on our shares received by certain non-U.S. shareholders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. In addition, if those disclosure requirements are not satisfied, a U.S. withholding tax at a 30% rate will be imposed, for payments after December 31, 2016, on proceeds from the sale of our shares received by certain non-U.S. shareholders. If payment of withholding taxes is required, non-U.S. shareholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect of such dividends and proceeds will be required to seek a refund from the IRS to obtain the benefit or such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld.
Other Tax Consequences
Regency Centers Corporation and its security holders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of Regency Centers Corporation and its security holders may not conform to the federal income tax consequences discussed above. Consequently, prospective security holders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the securities.

Backup Withholding
U.S. Shareholders
Regency Centers Corporation will report to its domestic shareholders and to the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding with respect to dividends paid unless such shareholder (a) is a corporation or another form of entity exempt from backup withholding and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide Regency Centers Corporation with a correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, Regency Centers Corporation may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to it.
Non-U.S. Shareholders
Generally, information reporting will apply to payments of distributions on Regency Centers Corporation’s shares, and backup withholding may apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.
The payment of the proceeds from the disposition of Regency Centers Corporation shares to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and, possibly, backup withholding unless the non-U.S. shareholder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the shareholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. shareholder of Regency Centers Corporation shares to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, information reporting generally will apply unless the broker has documentary evidence as to the non-U.S. shareholder’s foreign status and has no actual knowledge to the contrary.
Applicable treasury regulations provide presumptions regarding the status of shareholders when payments to the shareholders cannot be reliably associated with appropriate documentation provided to the payer. Because the application of these treasury regulations varies depending on the shareholder’s particular circumstances, you are urged to consult your tax advisor regarding the information reporting requirements applicable to you.

USE OF PROCEEDS
We expect to use the net proceeds from the sale of shares of Common Stock under the Plan for general corporate purposes, which may include repayment of debt, additions to working capital, capital expenditures, investments in our subsidiaries, possible acquisitions, joint ventures or other investments, and the repurchase, redemption or retirement of securities, including our Common Stock. The net proceeds may be temporarily invested or applied to repay short-term or revolving debt prior to such use. If shares of Common Stock are purchased by the Plan Administrator on the open market, we will not receive any proceeds.

PLAN OF DISTRIBUTION
Some costs of administering the Plan and any brokerage fees, or other service charges incurred as a result of open market purchases of shares will be paid by us; however, participants will be required to pay brokerage fees or commissions for sales of shares by the Plan Administrator under the Plan pursuant to a participant’s instructions.
Persons who acquire shares of our Common Stock through the Plan and resell such shares shortly after acquiring them may, under certain circumstances, be participating in a distribution of securities and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which they would be entitled as a participant in the Plan, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our Common Stock so purchased.
Our Common Stock may not be available under the Plan in all states or jurisdictions. We are not making an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted.

LEGAL MATTERS
Certain legal matters, including the validity of the shares of common stock to which this prospectus relates, have been passed upon for us by Foley & Lardner LLP, Jacksonville, Florida. Attorneys with Foley & Lardner LLP representing Regency Centers Corporation with respect to the plan beneficially owned approximately 1,200 shares of common stock as of the date of this prospectus.

EXPERTS
The consolidated financial statements and schedule of Regency Centers Corporation and Regency Centers, L.P. as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The audit reports covering the December 31, 2014 consolidated financial statements refer to a change in the method of reporting discontinued operations in 2014.

Direct Stock Purchase and Dividend Reinvestment Plan
________________________________

March 25, 2015

PART II
Information Not Required in Prospectus
Item 14. Other Expenses of Issuance and Distribution.

Set forth below is an estimate of the approximate amount of fees and expenses payable by the registrant in connection with the issuance and distribution of the securities registered hereby.

Securities and Exchange Commission Registration Fee	$1,418
Legal Fees and Expenses	15,000
Accounting Fees and Expenses	5,000
Plan Administrator Fees	5,000
Miscellaneous	10,000
Total	$36,418

Item 15. Indemnification of Directors and Officers.

Regency Centers Corporation’s officers and directors are and will be indemnified under Florida law and, the articles of incorporation and by-laws of Regency Centers Corporation.
The Florida Business Corporation Act (the “Florida Act”), under which Regency is organized, permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.
Article X of Regency’s bylaws provides that Regency shall indemnify directors and executive officers to the fullest extent now or hereafter permitted by the Florida Act. In addition, Regency has entered into indemnification agreements with its directors and executive officers in which it has agreed to indemnify such persons to the fullest extent now or hereafter permitted by the Florida Act.
Item 16. Exhibits
The exhibits to this Registration Statement are listed in the Exhibit Index, which appears immediately after the signature page and is incorporated herein by this reference.
Item 17. Undertakings

The undersigned registrant hereby undertakes:
(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

i.	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs i, ii and iii above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
A.     Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.     Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

iv.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

v.	Any prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

vi.
The portion of any other prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

vii.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on March 25, 2015.
By:    REGENCY CENTERS CORPORATION

By: /s/ Martin E. Stein, Jr
Martin E. Stein, Jr., Chairman of the
Board and Chief Executive Officer

SPECIAL POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears on the Signature Page to this Registration Statement constitutes and appoints Martin E. Stein, Jr., Brian M. Smith, Lisa Palmer and J. Christian Leavitt, and each or any of them, his or her true and lawful attorneys‑in‑fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post‑effective amendments) to this Registration Statement, including any amendment or registration statement filed pursuant to Rule 462, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, and grants unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys‑in‑fact and agents or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: March 25, 2015	/s/ Martin E. Stein, Jr
Martin E. Stein, Jr., Chairman of the Board and Chief Executive Officer

Date: March 25, 2015	/s/ Brian M. Smith
Brian M. Smith, President, Chief Operating Officer and Director

Date: March 25, 2015	/s/ Lisa Palmer
Lisa Palmer, Executive Vice President and Chief Financial Officer (Principal Financial Officer)

Date: March 25, 2015	/s/ J. Christian Leavitt
J. Christian Leavitt, Senior Vice President and Treasurer (Principal Accounting Officer)

Date: March 25, 2015	/s/ Raymond L. Bank
Raymond L. Bank, Director

Date: March 25, 2015	/s/ Bryce Blair
Bryce Blair, Director

Date: March 25, 2015	/s/ C. Ronald Blankenship
C. Ronald Blankenship, Director

Date: March 25, 2015	/s/ A.R. Carpenter
A.R. Carpenter, Director

Date: March 25, 2015	/s/ J. Dix Druce, Jr.
J. Dix Druce, Jr., Director

Date: March 25, 2015	/s/ Mary Lou Fiala
Mary Lou Fiala, Director

Date: March 25, 2015	/s/ David P. O’Connor
David P. O’Connor, Director

Date: March 25, 2015	/s/ Douglas S. Luke
Douglas S. Luke, Director

Date March 25, 2015	/s/ John C. Schweitzer
John C. Schweitzer, Director

Date: March 25, 2015	/s/ Thomas G. Wattles
Thomas G. Wattles, Director

EXHIBIT INDEX

3.1	Restated Articles of Incorporation of Regency Centers Corporation (incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K filed June 11, 2013).

3.2	Amended and Restated Bylaws of Regency Centers Corporation (incorporated by reference to Exhibit 3.2 of the Company’s Form 8-K filed August 16, 2012).

5.1	Legal Opinion for 2015 DRIP Plan

8.1	Tax Opinion for 2015 DRIP Plan

23.1	Consent of Foley & Lardner LLP (included in Opinion filed as Exhibits 5.1 and 8.1)

23.2	Consent of KPMG LLP

24.1	Powers of Attorney (included on signature page)